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EXHIBIT 21.1
Subsidiaries of the Registrant

NetSat Express, Inc.                    Delaware

Globecomm Systems Europe Limited        United Kingdom


Note: Globecomm Systems Europe Limited commenced operations subsequent to June 30, 1999.